EXHIBIT 12

                  INDIANA BELL TELEPHONE COMPANY, INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)

                                                    Six Months Ended
                                                        June 30
                                                   ---------------
                                                  1997         1996
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  228.5      $  203.9

     b) Portion of rental expense
         representative of the
         interest factor (1).................       1.0           1.4
                                               --------      --------
     Total 1(a) and 1(b).....................  $  229.5      $  205.3
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $    8.6      $    7.1

     b) Capitalized interest.................       0.5           0.4

     c) Portion of rental expense
         representative of the
         interest factor (1).................       1.0           1.4
                                               --------      --------
     Total 2(a) through 2(c).................  $   10.1      $    8.9
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......     22.72         23.07
                                                  =====         =====


(1) We consider one third of total rental expense to represent return on capital.